CLINICAL RESEARCH SERVICES AGREEMENT

BETWEEN

ADVAXIS, INC

AND

APOTHECARIES LIMITED.

TABLE OF CONTENTS
RECITALS		2

1.	DEFINITIONS	2

2.	INTERPRETATION	6

3.	APPOINTMENT & RELATIONSHIP OF PARTIES	6

4.	REPRESENTATIONS & WARRANTIES	7

5.	APOTHECARIES’ OBLIGATIONS	7

6.	THE COMPANY’s OBLIGATIONS	9

7.	CRO COMPENSATION	10

8.	INSURANCE	11

9.	CONFIDENTIALITY	11

10.	INTELLECTUAL PROPERTY	12

11.	ARBITRATION	12

12.	NON-SOLICITATION OF STAFF	13

13.	TERM & TERMINATION	13

14	CONSEQUENCES OF TERMINATION	15

15.	GENERAL PROVISIONS	16

16.	APPLICABLE LAW	18

Attachment I and IA	Payment Schedule, Budget, pass through and Timelines Schedule

Attachment II	APOTHECARIES Clinical Research Services and APOTHECARIES deliverables

Attachment III	Protocol and Schedule of Procedures

Advaxis Clinical Research Agreement
October 18, 2006

This Clinical Research Services Agreement (this Agreement) is made and entered into effective as of 28 Oct. 2006, by and between Advaxis, Inc. (hereafter “THE COMPANY”), a Delaware Company with its principal office at 675 Route 1, North Brunswick, New Jersey 08902, and APOTHECARIES LIMITED. (hereafter “APOTHECARIES ”), a corporation organized under the laws of India, with its principal office at 579, Devli, East Sainik Farms, New Delhi 110062, India.

RECITALS

WHEREAS, THE COMPANY is a biotech company that develops biological vaccines to cure cancer; and

WHEREAS, APOTHECARIES is a contract research organization that plans, implements, and manages clinical trials; and

WHEREAS, THE COMPANY desires to engage APOTHECARIES to assist THE COMPANY in planning, implementing, and managing regulatory and conduct of a phase I clinical trial on an Investigational Biological Product Lovaxin C, as hereafter defined; and

WHEREAS, APOTHECARIES is willing to accept such engagement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	DEFINITIONS

For purposes of this Agreement and the Protocol Synopsis, each capitalized term shall have the meaning ascribed to it in this Agreement. Each capitalized term not defined in this Agreement shall have the meaning ascribed to that term in the Protocol. In the event of a discrepancy in the meaning ascribed to a term in the body of this Agreement and the meaning ascribed to that term in the Protocol, the definition utilized in the body of this Agreement shall control.

1.1	“Case Report Form” or “CRF” means the record of pertinent information collected on each subject who participates in the Study;

Advaxis Clinical Research Agreement
October 18, 2006

1.2	“Clinical Laboratory Agreement” means the Agreement between THE COMPANY and the clinical laboratory or laboratories that will provide clinical laboratory services for the Study.

1.3	“Clinical Research Associate” or “CRA” means the person assigned by APOTHECARIES to monitor one or more Study Sites.

1.4	“Clinical Trial Agreement” means the agreement between APOTHECARIES and an Investigator that details the respective rights and obligations of both parties in relation to the Study;

1.5
“Clinical Trial Materials” means the Investigational Product, printed Case Report Forms, competitor substances, CRF monitoring conventions, the Protocol, the investigational drug brochure, informed consent form, guidelines for use of the Investigational Product, and all other materials provided by THE COMPANY to conduct the Study.

1.6	“Closeout Services” means those services described in Section 14 to be performed by APOTHECARIES upon termination of this Agreement.

1.7	“Company Obligations” means the obligations of THE COMPANY under this Agreement.

1.8
“Confidential Information” means any information, whether written or oral, including all notes, studies, customer lists, forms, business or management methods, marketing data, fee schedules, or trade secrets of any member of the APOTHECARIES Group or of THE COMPANY, as appropriate, disclosed or otherwise made available to one party by the other party pursuant to this Agreement. Confidential Information shall also include the terms and provisions of this Agreement and any transaction or documents executed by the parties pursuant to this Agreement. In addition, Confidential Information shall include any data or information developed or generated in the course of performance of this Agreement. Publication of the fact that THE COMPANY and APOTHECARIES have entered into a clinical trials agreement, without disclosing the terms and provisions of this Agreement, shall not be construed as unauthorized disclosure of Confidential Information.

Confidential Information does not include any information that (i) is or becomes generally available to and known by the public, other than as a result of an unauthorized disclosure directly or indirectly by the receiving party or its affiliates, advisors, or representatives; (ii) is or becomes available to the receiving party on a non-confidential basis from a source other than the furnishing party or its affiliates, advisors, or representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the furnishing party of which the receiving party has knowledge at the time of such disclosure; or (iii) has already been or is hereafter independently developed by the receiving party by persons not having access to the Confidential Information of the furnishing party.

The parties acknowledge that they have already executed a confidentiality agreement. (“CDA”) In the event of a conflict or a contradiction between this Agreement and the CDA, the terms of the CDA shall control.

Advaxis Clinical Research Agreement
October 18, 2006

1.9	“CRO Compensation” means the compensation to be paid by THE COMPANY to APOTHECARIES as set out in Attachment 1.

1.10	“Effective Date” means the effective date of this Agreement as set forth in the initial paragraph of this Agreement.

1.11	“Food and Drug Administration” means the United States government agency responsible for ensuring compliance with the Food, Drug, and Cosmetics Act of 1938.

1.12
“Force Majeure Event” means an event beyond the reasonable control of the relevant party including, but not limited to, acts of God, a public enemy, or a civil or military authority; fires or other catastrophes; strikes, lockouts, or other industrial action taken by the employees of any party or any third party; delays in transportation; riots; or invasions, wars, or threats of war.

1.13
“Good Clinical Practice” means the clinical standards established by the FDA, counterpart agencies of each country in which the Study will take place, and ICH treaties designed to regulate the activities of THE COMPANY’s investigators, monitors, and Institutional Review Boards (“IRBs”) involved in clinical drug testing.

1.14
“Institutional Review Board” means the independent group of professionals designated to ensure that the Study is safe and effective for human participation and that the Study adheres to the regulations issued by the FDA and any other applicable country-specific laws, regulations or guidelines.

1.15	“Investigational New Drug Application” or “IND” means the petition filed by THE COMPANY with the FDA requesting the FDA to allow human testing on the Investigational Product.

Advaxis Clinical Research Agreement
October 18, 2006

1.16	“Investigational Product” means the product (drug, device, or biologic) described in the Protocol that will be evaluated in this Study.

1.17
“Investigator” means an individual who actually conducts a clinical investigation, i.e., under whose immediate direction the Investigational Product is administered or dispensed to, or used involving a subject, or, in the event of an investigation conducted by a team of individuals, is the responsible leader of that team.

1.18
“APOTHECARIES Group” means the following persons and entities, as constituted at the date of this Agreement or subsequently: (i) APOTHECARIES; and (ii) any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with APOTHECARIES. For the purpose of this definition, Investigators identified and deployed by Apothecaries shall be treated as Contractors of Apothecaries.

1.19	“APOTHECARIES’ Obligations” means the obligations of APOTHECARIES under this Agreement.

1.20	“Project Manager” means the manager assigned by APOTHECARIES to be the primary contact person between APOTHECARIES and THE COMPANY during the Study.

1.21	“Protocol” means the plan that describes the objectives, study design, and methodology and any approved amendments thereto, which is attached as Attachment III, and which is herein incorporated by reference.

1.22
“Regulatory Requirements” means those laws, regulations, and professional and ethical standards and guidelines then in effect in the countries in which the Study is conducted that apply to the Investigational Product or clinical trials in general.

1.23	“Related Products” means any product (drug, device, or biologic), other than the Investigational Product, administered or utilized as part of this Study.

1.24	“Serious Adverse Event” shall take the meaning given this term in the Protocol.

1.25	“Services” means the services to be furnished by APOTHECARIES in connection with the Study as set out in this Agreement and the list of deliverable specified in Attachment II.

1.26	“Staff” means the staff assigned to the Study by THE COMPANY either directly or indirectly through the Clinical Trial Agreement.

Advaxis Clinical Research Agreement
October 18, 2006

1.27
“Standard Operating Procedures” or “SOP’s” means internal procedures for the management of a clinical trial designed to ensure that the trial is carried out in a consistent, controlled, and effective manner.

1.28	“Study” means the clinical trial of the Investigational Product, the details of which are set out in the Attachments I, II and III and the Protocol..

1.29	“Study Documents” means the documents produced by APOTHECARIES in connection with the Study that are, in the sole discretion of APOTHECARIES, necessary for the production of the Final Study Report.

1.30	“Term” means the duration of this Agreement as set out in Section 13.

2.	INTERPRETATION

2.1
Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and the plural to include the singular, unless the context requires otherwise.

2.2	The headings of the sections of this Agreement are inserted for convenience only and in no way define, limit, or prescribe the intent of this Agreement.

2.3
Unless otherwise specified, references in this Agreement to Sections and Attachment I are to the sections of, and Attachment I to, this Agreement. Attachment I is deemed to be incorporated into, and form part of, this Agreement, and the term “Agreement” shall be construed accordingly.

2.4	Unless otherwise specified, any reference to a statute, rule, or regulation shall be to that statute, rule, or regulation as amended from time to time.

3.	APPOINTMENT AND RELATIONSHIP OF PARTIES

3.1	THE COMPANY hereby engages the services of APOTHECARIES, and APOTHECARIES accepts such engagement, to perform the Study and the Services, under the terms and conditions contained in this Agreement.

3.2
During the Term, APOTHECARIES shall at all times be the independent contractor of THE COMPANY, and nothing in this Agreement is intended, nor shall be construed, to create between THE COMPANY and APOTHECARIES the relationship of principal and agent, employer and employee, partnership, or joint venture, and the parties shall not represent themselves otherwise.

Advaxis Clinical Research Agreement
October 18, 2006

3.3
THE COMPANY shall be liable for its own debts, obligations, acts or omissions, including but not limited to the payment of all required compensation, withholding, social security and other taxes or benefits for THE COMPANY’s employees. Likewise, APOTHECARIES shall be liable for its own debts, obligations, acts or omissions, including but not limited to the payment of all required compensation, withholding, social security and other taxes or benefits for APOTHECARIES’ employees.

3.4
If the Internal Revenue Service or any other government authority shall, at any time, question or challenge the independent contractor status of APOTHECARIES, upon receipt by either party of notice from the Internal Revenue Service or any other governmental authority, the receiving party shall promptly notify the other party and afford the other party the opportunity to participate in any discussion or negotiation with the Internal Revenue Service or other government authority, regardless as to who initiates such discussions or negotiations.

4.	REPRESENTATIONS AND WARRANTIES

4.1	APOTHECARIES warrants to THE COMPANY that it has the authority to enter into this Agreement.

4.2
THE COMPANY warrants to APOTHECARIES that (i) it has the authority to enter into this Agreement; and (ii) all consents and approvals required for the Study (except for the consent of the individuals who will participate in the Study) have been, or will be obtained prior to initiation of the Study.

5.	APOTHECARIES’ OBLIGATIONS

In addition to APOTHECARIES’s Obligations set forth in Attachment I and II and elsewhere in this Agreement, APOTHECARIES shall have the following obligations:

5.1
Before commencement of the Study, APOTHECARIES shall assign to the Study a Project Manager and sufficient personnel, including CRAs, with suitable experience and training to fulfill APOTHECARIES’ obligations under this Agreement. Any change in the Project Manager thereafter must be reasonably acceptable to THE COMPANY.

5.2
APOTHECARIES shall apply to the Study systems of quality control designed to ensure that, as far as is reasonably practicable, THE COMPANY and the Investigators conduct the Study; generate data; and record and report data, all in compliance with the Regulatory Requirements, Good Clinical Practice, the Protocol, and this Agreement, in that order.

Advaxis Clinical Research Agreement
October 18, 2006

5.3	APOTHECARIES shall use its best efforts to perform the Services and deliverables within the time frames specified in Attachment I.

5.4	APOTHECARIES shall procure and maintain consents, approvals, licenses, and operating certificates as required.

5.5
APOTHECARIES shall retain all material Study Documents, as determined by APOTHECARIES in its sole discretion, until this Agreement has terminated and all Closeout Services has been performed. All Study Documents and relevant copies of CRF pages will be forwarded to THE COMPANY after the Study is completed. CRF pages containing personal information of patients shall not be forwarded to the Company.

5.6
Company shall have the right to visit and co-monitor a Study Site or inspect and audit any of the Study Documents maintained by APOTHECARIES. All such visits and inspections must be conducted during normal working hours on regular business days, unless otherwise agreed. APOTHECARIES shall arrange access to the Study Site as soon as reasonably practicable following notification by THE COMPANY.

5.7	APOTHECARIES will provide THE COMPANY with written status reports in accordance with either THE COMPANY or APOTHECARIES SOPs.

5.8
APOTHECARIES shall notify THE COMPANY by phone immediately after becoming aware of a Serious Adverse Event and shall submit an initial written report to THE COMPANY regarding that Serious Adverse Event via facsimile within 24 hours after APOTHECARIES becomes aware of any such event, and shall file the appropriate documentation as required under local statutes in a timely manner.

5.9
APOTHECARIES shall indemnify and save harmless THE COMPANY, its officers, agents, and employees from all suits, actions, losses, damages, claims, or liability of any character, types, or description, including without limiting the generality of the foregoing, all expenses of litigation, court costs, and reasonable attorney’s fees for injury or death to any person, or injury to property, received or sustained by any person or persons or property, arising out of, or occasioned by APOTHECARIES (or its agents or employees), in connection with its execution or performance of this Agreement. The Investigators are not and shall not be deemed the agents of APOTHECARIES for purposes of this Section 5.9. THE COMPANY will notify APOTHECARIES of any claim or suit which may be subject to the provisions of this Section 5.9 as soon as reasonably practicable after receiving notice of the claim. APOTHECARIES shall have the sole right to control and settle any such claim or suits, and THE COMPANY shall make all reasonable efforts to cooperate (at APOTHECARIES’ expense) as requested by APOTHECARIES in handling any such claim or suit.

Advaxis Clinical Research Agreement
October 18, 2006

5.10
For the removal of any doubt, subject to the Company providing APOTHECARIES with the materials necessary for APOTHECARIES to complete and write the Investigational Product, APOTHECARIES shall be responsible to obtain all approvals, construct all the necessary written materials submit any and all applications as necessary, and cause the Phase I clinical trial to be conducted and completed in accordance with the Protocol (a draft of which is attached hereto as Attachment III) and in a form and manner acceptable to the US Food and Drug Administration.

5.11	APOTHECARIES shall follow the Special Protocol Assessment procedure of the US Food and Drug Administration and seek the feedback or approval of the US Food and Drug Administration to the Protocol.

5.12	Outside regulatory consultant: APOTHECARIES may work with a third party regulatory consultant pre approved by THE COMPANY.

5.13
APOTHECARIES shall be responsible for the list of services and deliverables specified in Attachment II. APOTHECARIES as the contracted research organization agrees to conduct the proposed phase trial for Advaxis with the highest quality of care and in compliance with accepted standards of Good Research Practice and Good Laboratory Practice. Without derogating from the generality of the foregoing statement, the standards of management mentioned in Attachment II shall apply.

5.14
APOTHECARIES understands that as the aforementioned clinical trial is ongoing and coordinated through a central site in Belgrade Serbia. Apothecaries agrees to collaborate with this site, adhere to all appropriate monitoring and other SOPs, including monitoring, remote data entry, and all necessary forms completion and communications.

6.	THE COMPANY’S OBLIGATIONS

In addition to THE COMPANY’s Obligations set forth in the Attachment I and elsewhere in this Agreement, THE COMPANY shall have the following obligations:

Advaxis Clinical Research Agreement
October 18, 2006

6.1
THE COMPANY shall provide APOTHECARIES, at no expense to APOTHECARIES (i) with all information and documentation reasonably necessary for APOTHECARIES to perform its duties hereunder, including but not limited to, all Clinical Trial Materials; and (ii) with all advice, guidance, and assistance reasonably requested by APOTHECARIES to fulfill its duties under this Agreement.

6.2
Except for the APOTHECARIES obligations in Paragraph 5.4, or as otherwise specifically provided herein, THE COMPANY shall procure and maintain all consents, approvals, licenses, and operating certificates required to conduct the Study. THE COMPANY shall also develop, comply with, and require Staff to comply with, policies and procedures designed to assure, at all times, that such consents, approvals, licenses, and operating certificates remain in effect throughout the Term.

6.3
THE COMPANY shall indemnify and save harmless APOTHECARIES, its officers, agents, and employees from all suits, actions, losses, damages, claims, or liability of any character, types, or description, including without limiting the generality of the foregoing, all expenses of litigation, court costs, and attorneys’ fees for injury or death to any person, or injury to property, received or sustained by any person or persons or property, arising out of, or occasioned by the Investigational Product or the acts or omissions of the Staff or THE COMPANY (or its agents or employees), in connection with the Study or their execution or performance of this Agreement. APOTHECARIES will notify THE COMPANY of any claim or suit which may be subject to the provisions of this Section 6.3 as soon as reasonably practicable after receiving notice of the claim. THE COMPANY shall have the sole right to control and settle any such claims or suits, and APOTHECARIES shall make all reasonable efforts to cooperate (at THE COMPANY’s expense) as requested by THE COMPANY in handling any such claim or suit.

7.	CRO COMPENSATION

7.1
THE COMPANY shall pay APOTHECARIES the amounts set forth in Attachment I for all services provided and expenses incurred by APOTHECARIES pursuant to this Agreement, according to the payment schedule set forth in Attachment I. Upon early termination of this Agreement pursuant to Sections 13.2, 13.3, or 13.4, THE COMPANY shall continue to pay APOTHECARIES the amounts set forth in Attachment I for all services provided by APOTHECARIES prior to the termination of this Agreement and for the Closeout Services furnished by APOTHECARIES after the termination of this Agreement, provided that in no event will the amount owed to APOTHECARIES exceed the maximum amounts specified in Attachment I.

Advaxis Clinical Research Agreement
October 18, 2006

7.2
APOTHECARIES shall submit invoices to THE COMPANY upon the completion of each payment milestone event set forth in Attachment I. THE COMPANY shall make full payment of such sums by electronic transfer to such bank account in the India as APOTHECARIES may reasonably specify from time to time, upon receipt of invoice (“Due Date”), without any deduction, set off or withholding except any tax which THE COMPANY is required by law to deduct or withhold. Any amounts which remain unpaid for thirty (30) days or more after the Due Date shall bear interest at the rate equal to 6% per annum. Interest shall be computed on the basis of a 365 or 366-day year, as the case may be, subject to the provisions hereof limiting interest to the maximum rate of interest allowed by applicable law. If any amounts remain unpaid for Thirty (30) days or more after the Due Date, APOTHECARIES shall have the right to discontinue all work and services under this Agreement until such amounts are paid in full.

7.3
If THE COMPANY is required by law to make any tax deduction or withholding, THE COMPANY shall provide reasonable assistance as requested by APOTHECARIES to assist APOTHECARIES to claim exemption from, or if that is not possible a credit for, the deduction or withholding under any applicable double taxation or similar agreement. THE COMPANY shall also supply APOTHECARIES from time to time with proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld.

8.	INSURANCE

8.1
THE COMPANY and APOTHECARIES shall each maintain, at its sole cost and expense, insurance coverage with a reputable insurer (which shall be either occurrence based or claims made coverage) in an amount usual and customary for companies engaged in activities as contemplated by this Agreement. All such insurance shall be in place before the first patient is enrolled in the Study. Each shall designate the other party as an additional named insured on all such policies, and an endorsement shall be made on each such policy prohibiting the insurer from canceling the policy for any reason or substantially modifying its terms without first giving the other party at least twenty-eight (28) days written notice of its intention to do so.

8.2	Upon request by either party, the other party shall provide evidence of that party’s compliance with this Section.

9.	CONFIDENTIALITY

9.1
Except as specified in the following Section, each of the parties agrees (i) that it shall not disclose any Confidential Information of the other party to other persons without the express written authorization of the other party; (ii) that such Confidential Information shall not be used in any way detrimental to the other party; and (iii) that the parties will keep such Confidential Information confidential and will ensure that its affiliates and advisors who have access to such Confidential Information comply with these non-disclosure obligations.

Advaxis Clinical Research Agreement
October 18, 2006

9.2
Notwithstanding the foregoing, the parties may disclose Confidential Information to (i) those of its representatives, including, but not limited to the other party’s legal, financial and accounting advisors, who need to know Confidential Information for the purpose of conducting this Study, it being understood and agreed by the parties that such representatives will be informed of the confidential nature of the Confidential Information, will agree to be bound by this Section, and will be directed by the respective party not to disclose to any other person any Confidential Information; and (ii) the FDA, an IRB, or comparable governmental or professional body with jurisdiction over the Study provided such disclosure is requested by the respective governmental or professional body or is required in order to satisfy Section 6.1.

In the event that either party determines that it is required by law to disclose the other party’s Confidential Information, or such disclosure is in response to a subpoena or a similar legal process, such disclosure shall be permitted provided that the other party required to make such disclosure promptly notifies the other party and assists the other party in obtaining a protective order or other appropriate remedy.

10.	INTELLECTUAL PROPERTY

10.1
APOTHECARIES acknowledge that, as between THE COMPANY and APOTHECARIES, any and all intellectual property rights that may arise in the Study itself shall belong solely to THE COMPANY, including without limitation all data generated in the course of the Study, and all Clinical Trial Materials.

10.2
THE COMPANY acknowledges that, as between APOTHECARIES and THE COMPANY, any and all intellectual property rights in works authored by APOTHECARIES before the Effective Date of this Agreement and works authored by APOTHECARIES independent of the Study shall belong to APOTHECARIES.

11.	ARBITRATION

11.1
Any controversy or claim between the parties arising out of or relating to this Agreement, shall be finally determined and settled pursuant to arbitration in Princeton, NJ, by one arbitrator whom (i) shall have at least 5 years of experience as an arbitrator and (ii) shall be associated with the American Health Lawyers Association ADR Service or the American Arbitration Association. .

Advaxis Clinical Research Agreement
October 18, 2006

11.2
The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. A determination, award, or other action shall be considered the valid action of the arbitrators if supported by the affirmative vote of two or three of the three arbitrators. The costs of arbitration (exclusive of a party’s own costs incurred in attending the arbitration, and of the fees and expenses of legal counsel to such party, all of which shall be borne by such party) shall, in the discretion of the arbitrators, be ordered to be paid by the one or both of the parties either equally or in such proportions as may be decided by the arbitrators. The arbitration award shall be final and binding, and judgment upon such award may be entered in any court having jurisdiction. Notwithstanding any other provision hereof, no party shall be awarded punitive or exemplary damages in any arbitration hereunder.

12.	NON-SOLICITATION OF STAFF

During the term of this Agreement and for a period of thirty-six months following its termination or expiration, THE COMPANY shall not directly or indirectly (i) solicit or entice any employee or contractor of APOTHECARIES with whom it comes into contact as a result of participation in the Study, to be employed by it or any other person or entity; or (ii) approach any such employee or contractor for such purpose or authorize or approve the taking of such action by any other person.

13.	TERM AND TERMINATION

13.1	This Agreement shall commence on the Effective Date and, unless terminated pursuant to this Section 13, shall continue until such time as the Services and Closeout Services have been completed.

13.2
This Agreement may be terminated upon the mutual, written consent of both parties. This Agreement may also be terminated by THE COMPANY without cause upon thirty (30) days prior written notice to the other party.

13.3	Either party may immediately terminate this Agreement for cause, upon written notice to the other party stating the date of termination, pursuant to the following:

Advaxis Clinical Research Agreement
October 18, 2006

13.3.1	Termination by APOTHECARIES. APOTHECARIES may terminate this Agreement for cause upon the occurrence of any of the following events:

(i)	THE COMPANY fails to maintain the insurance coverage required by Section 8.1;

(ii)	The FDA, IRB, or any regulatory authority with jurisdiction over the Study suspends or revokes any consent, approval, license, or operating certificate required to conduct the Study;

(iii)
If on behalf of the COMPANY, APOTHECARIES enters into a Clinical Trial Agreement with an Investigator relating to the Study, and the Investigator or any member of the Investigator’s staff fails to possess all qualifications, training, and licenses necessary to perform the duties and obligations of that individual under that agreement or fails in any material manner to abide by the provisions of the Regulatory Requirements or this Agreement; provided, however, that THE COMPANY may cure any such deficiency by removing the affected individual from providing services under this Agreement;

(iv)
THE COMPANY breaches any material provision of this Agreement, other than those specifically referenced in this Section 13.3.1, and fails to remedy that breach within 30 days after receiving notice of such breach; or

(v)
THE COMPANY files a petition for the appointment of a receiver in liquidation or a trustee with respect to itself or any of its property; or any person other than THE COMPANY files a petition for the appointment of a receiver in liquidation or a trustee with respect to THE COMPANY in bankruptcy, insolvency, or reorganization, compromise, adjustment or other relief relating to the relief of debtors, and such involuntary petition is not vacated or set aside or stayed within 60 days from THE COMPANY’s receiving notice of such petition.

13.3.2	Termination by THE COMPANY. THE COMPANY may terminate this Agreement for cause upon the occurrence of any of the following events:

(i)	The FDA, IRB, or any regulatory authority with jurisdiction over the Study suspends or revokes any consent, approval, license, or operating certificate required to conduct the Study;

Advaxis Clinical Research Agreement
October 18, 2006

(ii)	The occurrence of a Serious Adverse Event which should cause the Study to be terminated due to safety concerns

(iii)
APOTHECARIES breaches any material provision of this Agreement, other than those specifically referred to in this Section 13.3.2, and fails to remedy that breach within 30 days after receiving notice of such breach; or

(iv)
APOTHECARIES files a petition for the appointment of a receiver in liquidation or a trustee with respect to itself or any of its property; any entity APOTHECARIES controls makes a voluntary assignment for the benefit of creditors or files a petition in bankruptcy or insolvency or for reorganization, compromise, adjustment, or other relief; or if any person other than APOTHECARIES files a petition for the appointment of a receiver in liquidation or a trustee with respect to APOTHECARIES or any entity it controls in bankruptcy, insolvency, or reorganization, compromise, adjustment or other relief relating to the relief of debtors, and such involuntary petition is not vacated or set aside or stayed within 60 days from APOTHECARIES ’s receiving notice of the petition.

13.4
In the event of any change or reinterpretation of a Regulatory Requirement, the adoption of any new law or regulation, or the initiation of an enforcement action with response to laws, regulations, or guidelines applicable to this Agreement, any of which shall affect the legality of this Agreement, the parties agree to negotiate in good faith to amend this Agreement to comply with the offended law or regulation. If the parties do not agree to such amendment within 30 days prior to the effective date of the offended law or regulation (or such earlier time as may be required to comply), then either party may terminate this Agreement immediately by giving written notice to such effect to the other party.

14.	CONSEQUENCES OF TERMINATION

14.1	The termination of this Agreement for any reason shall not affect any right or remedy existing hereunder prior to the effective date of termination.

14.2
Without limiting the foregoing, upon termination of this Agreement, THE COMPANY shall, in addition to all CRO Compensation then due, compensate APOTHECARIES as specified in Attachment I, for all Closeout Services required to terminate and closeout the Study, including but not limited to, any activities necessary to satisfy the requirements of any governmental, regulatory, or professional authority with jurisdiction over the Study

Advaxis Clinical Research Agreement
October 18, 2006

15.	GENERAL PROVISIONS

15.1
This Agreement sets forth the entire agreement and understanding among the parties as to the matters contained therein, and merges and supersedes any prior discussions, agreements, and understanding of every kind and nature relating thereto.

15.2	Any amendment of or modification to this Agreement shall become effective only if it is in writing and executed by the parties.

15.3	This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective legal representatives, trustees, receivers, successors and permitted assigns.

15.4
Except as otherwise specified in this Agreement or otherwise agreed to by the parties in writing, all notices, requests, demands, and other communications provided for in this Agreement shall be in writing in English and shall be deemed to have been given at the time when personally delivered, or mailed by registered or certified mail, return receipt requested, to the address of the other party stated below or to such other address as any such party may have fixed by notice, provided, however, that any notice of change of address shall be effective only upon receipt by addressee.

All notices to THE COMPANY shall be addressed to:

Dr. John Rothman, VP Clinical Development
Advaxis Inc., USA
675, Route 1, North Brunswick,
NJ 08902, USA

If notices or communications by telephone or facsimile are
specifically authorized in this Agreement or otherwise agreed to by the parties in writing, calls to THE COMPANY shall be placed and facsimiles to THE COMPANY shall be sent to the following numbers:
Phone: 732 545 1590 Fax: 801 459 3596.

Advaxis Clinical Research Agreement
October 18, 2006

All notices to APOTHECARIES shall be addressed to:

Apothecaries Limited
579, Devli, East Sainik Farms, New Delhi 110062, India
Email: Madhulika@Apothecaries.net
Phones: +91-98114 99712, +91-98114 99114

If notices or communications by telephone or facsimile are
specifically authorized in this Agreement or otherwise agreed to by the parties in writing, calls to APOTHECARIES shall be placed and facsimiles to APOTHECARIES shall be sent to the following numbers:
Phone: +91-11-2450 2451/52/53
Fax: +91-11-29912416

The parties shall give notice to each other of any change of their address or telephone, facsimile, or similar number at the earliest possible opportunity.

15.5
All agreements of the parties, as well as any rights or benefits accruing to them, pertaining to a period of time following the termination or expiration of this Agreement or any of its provisions, including but not limited to
Paragraph 6.3, and Sections 7 through 12, and 14, shall survive such termination or expiration hereof and shall not be merged.

15.6	The waiver by any party of a breach or default by any other party shall not operate as a waiver of a continuing or subsequent breach or default of the same or a different nature or kind.

15.7	If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the invalid provision substantially impairs the benefits of the remaining provisions of this Agreement.

15.8	No party may assign this Agreement or its rights and duties hereunder, without the prior written consent of the other party, except that THE COMPANY may assign this Agreement to a purchaser or acquirer of substantially all of the business to which this Agreement relates. Apothecaries, may, however assign certain site management related tasks to the CRCs retained by Clinical Research Academy, New Delhi, India. Apothecaries will be entirely responsible for the conduct and management of all such CRCs / staff members.

Advaxis Clinical Research Agreement
October 18, 2006

15.9	The provisions of this Agreement shall be self-executing and shall not require further agreement by the parties except as may otherwise be specifically provided in this Agreement; provided, however, that, at the request of a party, the other party shall execute such additional instruments and perform such additional acts as may be reasonably necessary to effectuate this Agreement.

15.10	This Agreement may be executed in counterpart originals, with each counterpart to be deemed an original, but all counterparts together shall constitute a single instrument.

15.11	In the event that performance by a party of any of its obligations under the terms of this Agreement shall be interrupted or delayed by a Force Majeure, that party shall be excused from such performance for the same amount of time as such occurrence shall have lasted or such period of time as is reasonably necessary after such occurrence abates for the effects thereof to have dissipated.

16.	APPLICABLE LAW

This Agreement shall be governed by and be construed under the laws of the New Delhi India, without giving effect to its choice-of-law rules, and exclusive venue of any action or other proceeding that may be brought or arise out of, in connection with, or by reason of this Agreement shall be in India..

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto and is effective as of the day and year first above written.

Advaxis, Inc.

By: ____________________________________

Apothecaries Limited

By: ____________________________________

Advaxis Clinical Research Agreement
October 18, 2006

Attachment I

Timelines and Payment Schedule
Timelines:

Event	Date

Contract and transfer of funds	Day 0

Site Assessment for 6-8 sites	Day 30
Site Feasibility Reports	Day 30
List of probable investigator sites and investigators	Day 30
Estimated enrolment rates	Day 45

Preparation of regulatory dossiers for
conducting clinical trials on Lovaxin C	Day 30

Submission to Indian Regulatory Authorities	Day 40

Obtaining regulatory approvals in India (likely)	Day 130-160

First patient in to study India	Day 145-175
Last patient in to study India	To be decided

Advaxis Clinical Research Agreement
October 18, 2006

Payment Schedule for Services:

Execution of Clinical Research Services Agreement, and initiation of compilation of dossier for Indian regulatory submission	$6,500
Site assessment report - first 4 sites	$1,500
Each additional site assessment report	$1,500
Submission for regulatory approval in India	$4,000
Upon obtaining regulatory approval in India	$6,500
Upon enrollment of each qualified patient (institutional cost)	$1,500
Upon enrollment of each qualified patient (management cost)	$750
Upon completion of each qualified patient (institutional cost)	$3500
Upon completion of each qualified patient (management cost)	$750
Completion of report for India patients (per patient)	$1,000

All the following expenses are included in the above cost:
Administrative cost (telephones, faxes, mail, etc)
Site visits as follows: monthly and as required to comply with safety review panel meetings, site initiation and closing, and in the event of reportable adverse events.
CRF preparation and printing
Investigator fees estimated from protocol synopsis
Above costs are based on INR-US$ conversion rate of 46 INR = 1US$. Any fluctuations in the conversion rate shall be to the Sponsor’s account.
Service tax, if and when chargeable according to Govt. of India rules, shall be payable by the clients over and above the indicated costs. At present, service tax is not applicable to overseas clients who do not have their offices in India. However, for those overseas clients who have established an office in India the service tax may be chargeable @ 12.24% even if the assignment is carried out for the overseas office of the client.

Pass-throughs:

Invoices will be sent to Advaxis, Inc for all pass-through cost.
The parties agree that the pass-through costs shall not exceed the cost structure detailed in Attachment IA:

Advaxis Clinical Research Agreement
October 18, 2006

Attachment IA
Pass-throughs

Item	Cost ($)	Notes
Plasma sample shipment for titers	To be decided
Import/Export Fees	To be decided	Vaccine shipment into India & samples for assay to Serbia
Medical Insurance	To be decided
Laboratory expenses
EC Fees

Advaxis Clinical Research Agreement
October 18, 2006

Attachment II
Clinical Research Services and APOTHECARIES’s deliverables

APOTHECARIES Deliverables

1.	Protocol, Investigators Brochure and CRF translations

2.	Provide site assessment reports, 8 sites

3.	Submit to Ethics Committee and RA, India

4.	Obtain Approval for Phase I in Lovaxin C in India

5.	Recruit 6-8 Phase I study sites In India

6.	Remote data entry into Advaxis existing study database and all necessary collaboration.

7.	Management and reporting of all adverse experiences Grade 3 or higher

Quality of Study Management

1.
A site screening visit that assures each site has the appropriate facilities and personnel to conduct the proposed study. This includes approved and certified physicians, a dedicated study nurse, and adequate clerical personnel necessary facilities for patient visits, diagnostic devices, and so forth.

2.
A study initiation visit for previously screened sites in which the specific details of the protocol are reviewed in detail and instruction is given to the site personnel as to the correct methods for conducting the study. Specific attention is paid to following the study plan and schedule, collecting information, completing case report forms (CRF) and assuring their veracity when compared with the patient charts.

3.
A monitoring schedule which assures that CRFs are audited on a timely basis. Weekly calls with the sponsor to the site to track patient enrollment and visits at least once per month to assure adequate patient enrollment, enrolled patients are being treated in compliance with the protocol as written, auditing of CRF against original documents (patient charts, scans, X-rays, lab reports, etc). The retrieval of all CRF, or portions of CRF, which are completed, audited, and ready for data entry.

4.	Verification of data entered into the analytic database against the CRF data forms to assure the reliability of the data to be analyzed.

Advaxis Clinical Research Agreement
October 18, 2006

Attachment III
Protocol

Advaxis Clinical Research Agreement
October 18, 2006